Exhibit 99.1

[AMERICAN HOME LOGO]

FOR IMMEDIATE RELEASE

            American Home Mortgage Reports Third Quarter 2003 Results

                - Announces Diluted Earnings Per Share of $1.06 -
        - Increases 2004 Earnings Per Share Guidance to $3.15 to $3.30 -

Melville, NY (October 28, 2003) -- American Home Mortgage Holdings, Inc. (NASDAQ: AHMH), today announced results for the third quarter and nine months ended September 30, 2003.


THIRD QUARTER FINANCIAL HIGHLIGHTS

      o Net earnings for the third quarter were $18.7 million, compared to $12.8 million for the third quarter of 2002, an increase of 46.1%.

      o Earnings per diluted share for the third quarter was $1.06 per share, compared to $0.76 per share for the third quarter of 2002, an increase of 39.5%.

      o Revenue for the third quarter was $121.9 million, compared to $73.7 million for the third quarter of 2002, an increase of 65.4%.

      o Book value per share rose to $13.09 at September 30, 2003, compared to $8.97 at September 30, 2002.


FIRST NINE MONTHS 2003 FINANCIAL HIGHLIGHTS

      o Net earnings for the first nine months were $61.9 million, compared to $26.0 million for the first nine months of 2002, an increase of 138.1%.

      o Earnings per diluted share for the first nine months was $3.57 per share, compared to $1.83 per share for the first nine months of 2002, an increase of 95.1%.

      o Revenue for the first nine months was $345.9 million, compared to $148.1 million for the first nine months of 2002, an increase of 133.6%.


OPERATING STATISTICS

                                                          Three Months Ended September 30th
                                                          ---------------------------------

                                                          2003                    2002
                                                          ----                    ----
    Total Loan Originations                               $7.0 billion            $3.6 billion
    Retail E-Commerce Loan Originations                   $530 million            $302 million
    Loans Sold                                            $7.0 billion            $3.1 billion
    Applications Accepted                                 $7.0 billion            $6.3 billion


                                                          Nine Months Ended September 30th
                                                          --------------------------------

                                                          2003                    2002
                                                          ----                    ----
    Total Loan Originations                               $17.5 billion           $7.6 billion
    Retail E-Commerce Loan Originations                   $1.5 billion            $1.1 billion
    Loans Sold                                            $16.7 billion           $7.2 billion
    Applications Accepted                                 $24.5 billion           $12.6 billion


                                                          September 30th
                                                          --------------

                                                          2003                    2002
                                                          ----                    ----
    Application Pipeline                                  $5.2 billion            $4.2 billion
    Number of Branches                                    226                     131
    Mortgage Servicing Portfolio - Total with Warehouse   $9.4 billion            $8.9 billion
    Mortgage Servicing Portfolio - Serviced for Others    $7.8 billion            $7.9 billion
    Weighted average note rate                            5.94%                   7.04%
    Weighted average service fee                          .340%                   .351%

Michael Strauss, Chairman and Chief Executive commented, "We are very pleased with our third quarter financial results. American Home earned $1.06 per diluted share for the quarter, the second highest earnings per share in our company's history, and significantly better than the comparable period last year. In addition, year-to-date earnings reached $3.57 per share, surpassing the earnings per share number we realized in all of 2002.

Mr. Strauss continued, "As we had anticipated, during the third quarter higher interest rates caused the volume of mortgage loan applications nationally to fall by 38% according to the Mortgage Bankers Association of America survey. When compared to the application volume for the second quarter American Home's application volume also declined, by 31% to $7.0 billion. Unlike many industry participants who continue to experience lower applications month-over-month, through the quarter, American Home's application volume has been increasing since August. In August, American Home's applications reached a year-to-date low run rate of $86.4 million per day, while in September the run rate increased to $98.8 million per day, and during the first fourteen business days of October it reached a run-rate of $103.2 million per day. A key reason for the rising application volume during September and October has been the additional production from the previously announced September hiring of production staff that formerly worked at Capitol Commerce Mortgage."


THIRD QUARTER HIGHLIGHTS

During the third quarter, revenue from loan production was $120.9 million compared to $144.1 million during the second quarter. Total loan originations exceeded projections, and were $7.0 billion compared to $6.2 billion during the second quarter. Refinancing accounted for 70% of loan originations during the third quarter, the same percentage as in the second quarter. Total applications accepted in the third quarter fell to $7.0 billion from $10.2 billion last quarter. Of the applications accepted during the third quarter, 56% were for refinancing, compared to 69% during the second quarter. During the third quarter, revenue from loan production as a percentage of loan originations fell to 1.73% from 2.32% in the second quarter. This reduction was anticipated and was in part the result of a decrease in the value of the company's application pipeline, and is not expected to have a recurring material impact on future results. Revenue from loan production as a percentage of loan originations is expected to recover to 1.95% in the fourth quarter. During the third quarter, loan production operating expenses were $88.8 million, or 1.27%, of loan originations compared to $80.0 million, or 1.29%, of loan originations during the second quarter.

Net revenue from loan servicing during the third quarter was $1.0 million compared to a loss of $14.7 million during the second quarter. Servicing continued to suffer relatively high amortization expense of $14.9 million, but benefited from a recovery of impairment of $7.8 million due to rising interest rates.


ACQUISITION OF APEX MORTGAGE CAPITAL

As previously announced, on July 14, the Company signed a definitive agreement to acquire Apex Mortgage Capital, Inc., (Amex: AXM) a financial company structured as a Real Estate Investment Trust (REIT). In connection with the merger, the Company will reorganize and elect to be taxed as a REIT with a wholly owned taxable subsidiary that will include its existing loan production and loan servicing businesses.

The Company's Registration Statement on Form S-4 related to the acquisition of Apex was declared effective by the Securities and Exchange Commission on October 24, 2003 and the joint Proxy Statement/Prospectus was mailed to stockholders on the same day.

American Home will hold a special meeting of shareholders on November 21, 2003 at 1:00 pm Eastern Standard Time for stockholders of record on October 16, 2003. The purpose of the meeting is to vote on American Home's reorganization into a real estate investment trust, the issuance of shares to Apex stockholders in the merger and the adoption of Apex's stock option plan, as well as other business properly brought before the meeting.

Commenting on the Apex merger, Mr. Strauss stated, "We are pleased that the SEC has declared our Registration Statement regarding our merger with Apex effective. We look forward to a positive outcome at our upcoming shareholder meeting and to the gains we anticipate from holding many of the adjustable rate mortgage loans we originate in a tax efficient structure. Combining our significant mortgage origination capability with a strategy of holding mortgage assets can enhance the returns in a mortgage REIT. American Home remains confident that when combined with Apex, our dividends will be $0.55 per share for the fourth quarter of 2003 and $2.20 per share for 2004."


EARNINGS GUIDANCE

During the first 14 business days of the fourth quarter 2003, average daily raw applications were $103.2 million which would equate to a run-rate of $6.6 billion compared to actual applications of $7.0 billion for the third quarter.

American Home has given earnings guidance of $3.95 to $4.05 per share for the full year 2003 which included a full quarter of projected accretion from the pending merger with Apex. While the merger with Apex has been delayed, and is now anticipated to be consummated at the end of November, American Home remains comfortable that its actual 2003 earnings will meet or exceed previous guidance.

In part, as a result of hiring production staff that formerly worked at Capitol Commerce, American Home's market share has increased to approximately 0.94% of the national market from 0.62%. Also, Fannie Mae's projection for national loan creation in 2004 has been revised downward to $1.7 trillion as compared to an estimated $3.5 trillion in 2003. Based on American Home's market share and Fannie Mae's new estimate, American Home projects that its 2004 loan originations will be $16.2 billion. American Home projects that its loan production revenue will be 1.99% of loan originations while its loan production operating expenses will be 1.63% of loan originations. Finally, American Home projects that its servicing will produce income of $21.7 million as amortization slows, and that the pending acquisition of Apex will result in 2004 earnings per share accretion to American Home's existing shareholders of $0.55 per share.

Based on the assumptions set forth above, American Home is raising its 2004 earnings guidance to $3.15 to $3.30 per share. American Home also projects that seasonality will be reintroduced to its 2004 earnings as loans to finance home purchases become predominant, and that consequently its second and third quarter 2004 results will exceed its first and fourth quarter 2004 results. The Company reaffirms its dividend guidance of $0.55 per share for the fourth quarter 2003 and $2.20 per share for the full year 2004.

American Home's projected segment results are as follows:


                     After-Tax Projected Earnings by Segment
                     (amounts in millions)

                                                          2003              2004
                                                          ----              ----
Net Interest Income from Mortgage Holdings                $2.2             $34.1
Loan Production                                          $85.0             $35.0
Loan Servicing                                          ($16.6)            $12.8
                                                        -------            -----
Total Earnings                                           $70.6             $81.9
Average Diluted Shares Outstanding*                       18.1              25.2

*Includes shares issued to Apex stockholders based on a share price of $20.00

American Home's earnings guidance does not include growing market share above today's run rate of 0.94%.


OTHER NEWS

      o American Home hired approximately 325 employees that formerly worked at Capitol Commerce Mortgage of Sacramento, California. The newly hired staff, all of whom are dedicated to wholesale or mortgage broker originations, includes thirteen production center managers.

      o During the quarter, American Home was recognized by Fortune Magazine as the second fastest growing company in the country on Fortune's 15th annual list of "America's 100 Fastest Growing Companies."


CONFERENCE CALL TODAY

American Home will hold an investor conference call to discuss earnings at 10:30 a.m., Eastern Time, on October 28, 2003. Interested parties may listen to the call by visiting the American Home corporate website www.americanhm.com Shareholder Information section to listen to the conference call webcast live. A replay of the call will be available after 1:00 p.m., Eastern Time, October 28, 2003, through midnight Eastern Time on November 11, 2003. Please contact John Lovallo at Ogilvy Public Relations Worldwide at 212-880-5216 or john.lovallo@ogilvypr.com with any questions.


ABOUT AMERICAN HOME MORTGAGE

American Home Mortgage Holdings, Inc. is an originator and servicer of residential mortgage loans. It operates 226 loan production offices located in 37 states, 20 wholesale production offices, MortgageSelect, a leading online mortgage lender, three mortgage broker support centers and a loan servicing center. For additional information, please visit the Company's Web site at www.americanhm.com.

                                       ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains statements about future events and expectations, which are "forward-looking statements." Any statement in this release that is not a statement of historical fact, including, but not limited to earnings guidance and forecasts, projections of financial results, and expected future financial position, dividends and dividend plans and business strategy, is a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause American Home's actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the potential fluctuations in American Home's operating results; American Home's potential need for additional capital, the direction of interest rates and their subsequent effect on American Home's business, federal and state regulation of mortgage banking; competition; American Home's ability to attract and retain skilled personnel; and those risks and uncertainties discussed in filings made by American Home with the Securities and Exchange Commission. Such forward-looking statements are inherently uncertain, and shareholders must recognize that actual results may differ from expectations. American Home does not assume any responsibility to issue updates to the forward-looking statements discussed in this press release.


AMERICAN HOME MORTGAGE CONTACT:
John D. Lovallo
Senior Vice President
Ogilvy Public Relations Worldwide
212-880-5216
john.lovallo@ogilvypr.com


                   -Financial Tables Follow on Next Two Pages-

                                           AMERICAN HOME MORTGAGE HOLDINGS, INC
                                        CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                             (In thousands except share data)
                                                        (Unaudited)

                                                              Three Months Ended                    Nine Months Ended
                                                                 September 30,                        September 30,
                                                          --------------------------           --------------------------
                                                             2003            2002                 2003            2002
                                                          ----------      ----------           ----------      ----------
Gain on sale of mortgage loans                              $105,577         $71,204             $323,070        $136,964
Interest income - net                                         12,366           6,757               33,770          13,686

Loan servicing fees                                            9,624          11,607               32,812          13,176
Amortization and impairment                                   (7,078)        (16,809)             (49,318)        (17,657)
                                                          ----------      ----------           ----------      ----------
   Net loan servicing fees (loss)                              2,546          (5,202)             (16,506)         (4,481)
                                                          ----------      ----------           ----------      ----------
Other                                                          1,423             953                5,592           1,953
                                                          ----------      ----------           ----------      ----------
                                                             121,912          73,712              345,926         148,122
                                                          ----------      ----------           ----------      ----------
Salaries, commissions and benefits, net                       62,698          34,958              161,551          67,898
Occupancy and equipment                                        7,340           4,738               19,642          10,525
Data processing and communications                             3,682           2,343                9,510           5,427
Office supplies and expenses                                   3,557           1,976               10,427           4,297
Marketing and promotion                                        3,232           1,860                8,836           5,412
Travel and entertainment                                       3,122           1,307                8,000           2,905
Professional fees                                              2,319           1,528                5,832           3,404
Other                                                          5,153           3,715               17,241           6,488
                                                          ----------      ----------           ----------      ----------
                                                              91,103          52,425              241,039         106,356
                                                          ----------      ----------           ----------      ----------
Net income before income taxes                                30,809          21,287              104,887          41,766
Income taxes                                                  12,115           8,515               43,004          15,790
                                                          ----------      ----------           ----------      ----------
Net income                                                  $ 18,694         $12,772             $ 61,883        $ 25,976
                                                          ==========      ==========           ==========      ==========

Per share data:
  Basic                                                       $ 1.08         $  0.78               $ 3.64         $  1.88
  Diluted                                                     $ 1.06         $  0.76               $ 3.57         $  1.83
  Weighted average number of shares - basic               17,272,319      16,430,377           17,003,229      13,819,174
  Weighted average number of shares - diluted             17,704,524      16,783,057           17,357,923      14,186,164

                                           AMERICAN HOME MORTGAGE HOLDINGS, INC
                                           CONDENSED CONSOLIDATED BALANCE SHEETS
                                             (In thousands except share data)
                                                        (Unaudited)

                                                                      September 30,        June 30,           December 31,
                                                                          2003               2003                 2002
                                                                      -------------      ------------        -------------
Assets
  Cash and cash equivalents                                            $    49,583        $    38,834         $    24,416
  Mortgage loans held for sale - net                                     1,668,180          1,700,880             811,188
  Mortgage servicing rights - net                                          103,021             82,388             109,023
  Goodwill                                                                  54,930             54,552              50,932
  Other assets                                                             146,219            134,918             123,491
                                                                       -----------        -----------         -----------
Total assets                                                           $ 2,021,933        $ 2,011,572         $ 1,119,050
                                                                       ===========        ===========         ===========
Liabilities
  Lines of credit:
  Warehouse                                                            $ 1,530,110        $ 1,534,777         $   728,466
  Servicing                                                                 66,430             55,436              68,261
  Other liabilities                                                        198,846            212,199             158,227

Stockholders' equity                                                       226,547            209,160             164,096
                                                                       -----------        -----------         -----------
Total liabilities and stockholders' equity                             $ 2,021,933        $ 2,011,572         $ 1,119,050
                                                                       ===========        ===========         ===========
Number of shares outstanding - Basic                                    17,305,815         17,204,049          16,717,459